Exhibit 10.5.14

Amendment

This Amendment (“Amendment”) is effective as of the date that both parties have executed this Amendment (the “Amendment Effective Date”) and amends the nCino, LLC Software Service Agreement dated November 1, 2012, as amended (the “Agreement”) by and between nCino, Inc. (“nCino”) and Live Oak Bank (“Subscriber”).  Capitalized terms used but not otherwise defined in this Amendment shall have the meanings assigned to them in the Agreement.

In exchange for the consideration detailed herein, and other good and valuable consideration, the receipt of which is acknowledged by both parties, the parties do hereby agree as follows:

1.Commencing on the Amendment Effective Date, Section 3.7 “TERM” of the Agreement shall be amended and restated to read as follows:

“This Agreement shall be in force upon the date that both parties have executed this Agreement in its entirety and shall continue until November 14, 2021.  Commencing on November 15, 2021 (“Renewal Date”), the term of this Agreement shall be extended until November 14, 2024.  Thereafter, this Agreement will automatically renew for additional two (2) year terms, unless either party provides the other party with written notice of termination at least sixty (60) days prior to the expiration of the then current term.”

2.Subscriber hereby purchases access and use rights for (a) Salesforce Shield Bundle at a price of nineteen percent (19%) of the Total Annual Subscription Fees, and (b) nCino Snapshot Community at a price of three-thousand eight-hundred and fifty dollars ($3,850) per month within Subscriber’s Org ID 00D3k000000uAXY (the “Additional Services”) commencing on the Amendment Effective Date.  Accordingly: (i) Attachment A to the Agreement shall be amended to include the Additional Services effective as of the Amendment Effective Date, and (ii) the Additional Services will activate as soon as practicable following the Amendment Effective Date within Subscriber’s Org ID 00D3k000000uAXY. The initial invoice for the Additional Services will be issued as of the date the Additional Services are activated, pro-rated for the initial year of activation, as applicable.  Thereafter, Subscriber will be invoiced the full annual amount of the Fees for the Additional Services on each annual invoice date for the remainder of the Term of the Agreement. The term for the Additional Services will run co-terminously with the Term of the Agreement. Any Fees that are billed to Subscriber based on a percentage of the Total Annual Subscription Fees will be amended accordingly to cover the cost of the Additional Services.

3.Upon the Renewal Date, all of Subscriber’s Services within Subscriber’s Org ID 00D3k000000uAXY and 00DG0000000h5Do shall be renewed at the then-current prices.

4.For the avoidance of doubt, the renewal terms referenced in Paragraph 1 above relate to Subscriber’s Org ID 00D3k000000uAXY and 00DG0000000h5Do.  The term for Subscriber’s Org ID 00D3k000000kaRB is unaffected by this Amendment.

5.Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. Any further modification or amendment to the Agreement must be set forth in writing in a document executed by both parties.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the last date of signature below.

nCino	Subscriber
Signature: /s/ David Rudow	Signature: /s/ Huntley Garriott
Name: David Rudow	Name: Huntley Garriott
Title: Chief Financial Officer	Title: President
Date: 2/23/2021	Date: 2/23/2021